Exhibit 3.59

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:49 AM 01/17/2012
FILED 10:50 AM 01/17/2012
SRV 120051553 - 4376865 FILE

AMENDED AND RESTATED
STATEMENT OF PARTNERSHIP EXISTENCE
OF
CPI POWER (US) GP

The undersigned, as a partner of CPI Power (US) GP, a Delaware general partnership (the “Partnership”), in order to amend and restate the Statement of Partnership Existence of the Partnership, hereby executes this Amended and Restated Statement of Partnership Existence pursuant to Section 15.116 of the Delaware Revised Uniform Partnership Act:

A.            The current name of the Partnership is CPI Power (US) GP.

B.            The Partnership was originally formed by filing a Statement of Partnership Existence in Delaware on June 22, 2007, under the name of EPCOR Power (US) GP.

C.            The Partnership’s name was change to CPI Power (US) GP by filing an amendment with the State of Delaware on November 16, 2009.

D.            The Statement of Partnership Existence of the Partnership is hereby amended and restated to read as follows:

1.             The name of the partnership is Atlantic Power (US) GP (the “Partnership”).

2.             The address of the Partnership’s registered office and the name of the Partnership’s registered agent for service of process in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 17th day of January, 2012.

CPI PREFERRED EQUITY LTD.
a partner

By	/s/ Barry E. Welch
	Its	Pres, Barry E. Welch